Exhibit 10.4

Execution Copy

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated October 5, 2009 by and between Information Services Group, Inc. (the “Company”) and David Berger (the “Executive”).

The Executive is employed as the Company’s Chief Financial Officer.

The Company desires to induce the Executive to remain in its employment by providing the Executive protection in the event of a termination of the Executive’s employment in certain circumstances, and the Executive desires to continue to be employed by the Company and to accept such protection.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term.  This Agreement shall be effective for a period commencing on the date of this Agreement and ending on December 31, 2010 (the “Term”); provided, however, that commencing with January 1, 2011 and on each anniversary thereof (each an “Extension Date”), the Term shall automatically be extended for an additional twelve (12) month period, unless the Company or Executive provides the other party hereto sixty (60) day’s prior written notice before the next Extension Date that the Term shall not be so extended.

2.                                       Termination of Employment.

a.                                       By the Company without Cause or by Executive for Good Reason.  If, during the Term, Executive’s employment with the Company and its affiliates is terminated by the Company without Cause or by Executive for Good Reason (as each such term is defined in Section 3 below), subject to the Executive’s execution without revocation of a general waiver and release of claims agreement substantially in the form attached hereto as Exhibit A, Executive shall be entitled to receive:

(i)  a cash severance payment equal to one (1) times the Executive’s annual rate of base salary plus the Executive’s target annual incentive bonus opportunity under the Company’s Annual Incentive Plan, both as in effect immediately prior to such termination, payable in equal installments, on the normal payroll dates of the Company over the twelve (12) month period following the date of termination (the “Severance Period”); and

(ii)  so long as Executive’s termination occurs after the first 180 days of the Company’s fiscal year, the annual cash bonus that the Executive would have received under the Company’s Annual Incentive Plan, if the Executive had remained employed by the Company through the end of the fiscal year of the Company in which such termination occurs (with the determination of the amount, if any, of such bonus based on the Company’s performance in relation to the applicable performance targets previously established by the Company for such fiscal year, as determined in good faith by the compensation committee of the board of directors of the Company), multiplied by the Pro-Rate Factor (as defined in Section 3 below) and paid at such time as the annual cash bonus would otherwise have been paid to the Executive under the Company’s Annual Incentive Plan;

(iii)  coverage during the applicable COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the

“Code”), or any replacement or successor provision of United States tax law to the extent the Executive so elects;

(iv)  all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment (including any earned but unpaid base salary and vacation) under any compensation and benefit plans, programs, and arrangements of the Company and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(v)  reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of termination, to be reimbursed in accordance with such policy.

b.                                      By the Company for any Reason other than Without Cause or by Executive for any Reason other than for Good Reason.  If, during the Term, Executive’s employment with the Company and its affiliates is terminated by the Company for any reason (other than a termination without Cause) or by Executive’s resignation without Good Reason, Executive shall be entitled to receive only those benefits described in Section 2(a)(iii), (iv) and (v) above.

c.                                       Following Executive’s termination or resignation (as the case may be), except as set forth in this Section 2 and Section 5 below, Executive shall have no further rights to any other compensation or benefits under this Agreement or any other severance plan or arrangement maintained by the Company or any of its affiliates, except as otherwise provided under any Company stock incentive plan or award agreement entered into by and between Executive and the Company or any of its affiliates.

3.                                       Definitions. For purposes of this Agreement:

a.                                       “Cause” shall mean with respect to the Executive: (a) Executive’s willful misconduct with regard to the Company; (b) any act involving fraud or material dishonesty in connection with the business of the Company or its affiliates; (c) a material violation of the Company’s code of conduct or other policy; or (d) conviction of, or a plea of nolo contendere to, any felony whatsoever.

b.                                      “Good Reason” shall mean without Executive’s express written consent, the occurrence of any of the following circumstances: (i) a reduction in Executive’s annual base salary and/or target annual incentive opportunity under the Company’s Annual Incentive Plan (“target AIP”) (excluding any reduction in Executive’s base salary and/or target AIP that is part of a plan to reduce compensation of comparably situated employees of the Company generally; (ii) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; (iii) the relocation by the Company of Executive’s primary place of employment with the Company to a location more than fifty (50) miles outside of Executive’s current principal place of employment (which shall not be deemed to occur due to a requirement that Executive travel in connection with the performance of his or her duties); or (iv) the Company gives notice of non-extension of the Term (which the parties agree constitutes a material breach of the Agreement). Resignation for Good Reason shall not occur unless the Executive provides the Company with written notice of the existence of the conditions supporting any of the foregoing events described in this definition within the period not to exceed 90 days of the initial existence of the conditions and the Company fails to remedy such conditions within ten (10) days of receiving such written notice.

c.                                       “Pro-Rate Factor” shall mean a fraction, (i) the numerator of which is equal to the number of days that the Executive is employed by the Company during the fiscal year in which the Executive’s employment terminates, and (ii) the denominator of which is the number of days in such fiscal year.

4.                                       Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6(e) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  Unless terminating for Good Reason, Executive shall provide a Notice of Termination to the Company at least (30) days or prior to the effective date of the Executive’s termination of employment other than due to his death; provided, however, that the Company may waive all or any portion of such required 30-day notice period.

5.                                       Section 409A.  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payment or other benefits will be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (for instance, if Executive is a “specified employee” within the meaning of Section 409A of the Code and Executive receives a payment or benefit constituting deferred compensation hereunder upon a separation from service within the meaning of Section 409A of the Code, such payment or benefit shall not be delivered to Executive until six months and one day following Executive’s separation from service), or otherwise such payment or other benefits will be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax; provided that the Company agrees to maintain, to the maximum extent permitted by law, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly.  References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

6.                                       Miscellaneous.

a.                                       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and supersedes all prior agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver; Severability.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

d.                                      Successor; Binding Agreement.  The Company shall assign this Agreement and its obligations hereunder to any successor thereof.  This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

e.                                       Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Information Services Group Inc.

Two Stamford Plaza

281 Tresser Boulevard, Stamford, CT 06901

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

f.                                         Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

g.                                      No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by an compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

h.                                      Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INFORMATION SERVICES GROUP		DAVID BERGER

By:	/s/ Earl H. Doppelt	/s/ David Berger
Title: Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT A

Form of Release

DAVID BERGER (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Information Services Group Inc. (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, insurers and attorneys, and agents and representatives of such entities, in such capacities, and employee benefit plans in which the Executive is or has been a participant by virtue of his employment with the Company and benefit plan administrators, and the successors of the Company or any of the foregoing entities (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against the Company or the Releasees based on any events or circumstances arising or occurring on or prior to the date this Release is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment with the Company or the termination thereof, the Executive’s status at any time as a holder of any securities of the Company, or otherwise.  This includes, but is not limited to, a release of any and all claims arising under the laws of the United States, any other country, or any state, or locality relating to employment, or securities, including, without limitation, claims of wrongful discharge, breach of express or implied contract (whether oral or written), fraud, misrepresentation, defamation, or liability in tort, common law or public policy, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Delaware Discrimination in Employment Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, and similar statutes, ordinances, and regulations of the United States, any other country, or any state or locality.  This release of claims further includes, but is not limited to, Executive’s waiver of any right or claim to compensation, wages, back pay, reinstatement or re-employment, bonuses, or benefits of any kind or any nature arising or derivative from Executive’s employment with the Company, the termination thereof, or otherwise; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (x) amounts owed to or rights available for the Executive under that certain Severance Agreement dated October 5, 2009, by and between the Company and the Executive (the “Severance Agreement”) and (y) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of his employment with the Company or benefit claims under employee welfare benefit plans for covered occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by the Executive.  This Release does not waive any rights to indemnification the Executive has under any insurance policy, by laws or other documents or agreements to which Executive may be entitled for actions taken in good faith during the term of his employment.

The Executive hereby represents and warrants to the Company and the Releasees that he has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company or the other Releasees.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that he has been given a period of 21 days to review and consider this Release.  The Executive further acknowledges that the consideration given for this Release is in addition to anything of value to which he is already entitled.  The Executive is hereby advised to consult with an attorney prior to executing the Release.  By his signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release and that this waiver and release is knowing and voluntary.  The Executive further warrants that he understands that he may use as much or all of his 21-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven days after signing this Release to revoke the Release by notice in writing to the Company’s General Counsel delivered by hand, certified mail or courier service.  This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven-day revocation period without the Company’s General Counsel having received such revocation, but if the Executive revokes the Release during such time, the Executive understands that the Executive will forfeit any rights he may have to any severance payments and benefits otherwise due under Section 2(a) of the Severance Agreement.

By signing this Release, the Executive acknowledges that:  he has relied entirely upon his  own judgment, and that he has had the opportunity to consult with legal, financial and other personal advisors of his own choosing in assessing whether to execute this Release; no representation, statement, promise, inducement, threat or suggestion has been made by the Company or any other Releasee to influence Executive to sign this Release except such statements as are expressly set forth herein; Executive understands that by signing this Agreement he is releasing the Company and the Releasees of all claims against them; Executive has read this Release and understands its terms; Executive has been given a reasonable period of time to consider its terms and effect; and Executive voluntarily agree to the terms of this Release.

Executed this        day of                                   , 20

David Berger